Exhibit 99.1

Equinix Reports First Quarter 2021 Results

World's Digital Infrastructure Company™ Exceeds Expectations and Delivers Another Consecutive Quarter of Revenue and Interconnection Growth

REDWOOD CITY, Calif., April 28, 2021 /PRNewswire/ --

  Quarterly revenues increased 10% over the same quarter last year to $1.596 billion, or 7% on a normalized and constant currency basis, representing the company's 73rd consecutive quarter of revenue growth
  Became the market leader in retail colocation in all three regions of the world, taking the number-one spot in Asia-Pacific for the first time
  2021 is set to be one of the most active build years ever, with 36 major projects underway across 28 markets and 19 countries

Equinix, Inc. (Nasdaq: EQIX), the world's digital infrastructure company, today reported results for the quarter ended March 31, 2021. Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements. All per share results are presented on a fully diluted basis.

First Quarter 2021 Results Summary

  Revenues
    $1.596 billion, a 2% increase over the previous quarter
    Includes a $6 million negative foreign currency impact when compared to prior guidance rates
  Operating Income
    $298 million, a 30% increase over the previous quarter and an operating margin of 19%
  Adjusted EBITDA
    $773 million, a 48% adjusted EBITDA margin, due to strong operating performance including lower than expected utilities and repairs and maintenance expenses
    Includes a $3 million negative foreign currency impact when compared to prior guidance rates
    Includes $4 million of integration costs
  Net Income and Net Income per Share attributable to Equinix
    $156 million, a 207% increase over the previous quarter, primarily due to strong operating performance and lower acquisition and debt redemption costs
    $1.74 per share, a 205% increase over the previous quarter
  AFFO and AFFO per Share
    $627 million, a 21% increase over the previous quarter
    $6.98 per share, a 21% increase over the previous quarter
    Includes $4 million of integration costs

2021 Annual Guidance Summary

  Revenues
    $6.559 - $6.619 billion, an increase of 9 - 10% over the previous year, or a normalized and constant currency increase of 7 - 8%
    An underlying full-year guidance raise of $40 million offset by a $61 million negative foreign currency impact
  Adjusted EBITDA
    $3.071 - $3.131 billion, a 47% adjusted EBITDA margin
    An underlying full-year guidance raise of $33 million partially offset by a $29 million negative foreign currency impact
    Assumes $30 million of integration costs
  AFFO and AFFO per Share
    $2.413 - $2.463 billion, an increase of 10 - 13% over the previous year, or a normalized and constant currency increase of 10 - 12%
    An underlying full-year guidance raise of $26 million offset by a $26 million negative foreign currency impact
    $26.73 - $27.28 per share, an increase of 8 - 10% over the previous year, or a normalized and constant currency increase of 9 - 11%
    Assumes $30 million of integration costs

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.

Equinix Quote

Charles Meyers, President and CEO, Equinix:

"We had a great start to the year, and as businesses continue to navigate towards a post-pandemic world, Equinix is uniquely well-positioned. Digital transformation continues to accelerate, and businesses across a broad range of verticals are recognizing that their infrastructure can be a key source of competitive advantage in an increasingly digital world. Q1 also marked a milestone for Equinix as we are now the market leader in retail colocation in all three regions of the world, taking the number-one spot in Asia-Pacific for the first time. Demand is strong with global IT spend expected to rebound above pre-pandemic levels as enterprises increase hybrid cloud spending, and service providers build out their delivery platforms to tap into this demand."

Business Highlights

  In Q1, Equinix delivered one of the strongest net bookings quarters in the company's history, with more than 4,300 deals across more than 3,200 customers, and the lowest churn in many years.
  Equinix continues to strengthen its leadership position in the cloud ecosystem through the company's more than $3 billion xScale™ program, which is expected to develop over 290 megawatts of power capacity for hyperscale customers across its first two off-balance sheet joint ventures. In Q1, Equinix announced the construction of the first building of its DB5x campus in Dublin, Ireland, which is 100% pre-leased to a major hyperscaler and is expected to be added to a current or future joint venture.
  Interconnection revenues grew in Q1 16% year-over-year, or 13% on a normalized and constant currency basis, and Equinix added more than 6,700 net interconnections – more than its next 10 competitors combined – bringing the company's total interconnections to over 398,000.
  Equinix continues to invest in its platform services, introducing new product capabilities and expanding market availability, helping enable the consumption of digital infrastructure and accelerating digital transformation for new and existing customers. In Q1, Equinix announced the expansion of Equinix Metal™, including availability in 18 global metros, the addition of new networking features to support hybrid multicloud architectures, the certification of new software integrations, and the launch of a Managed Appliance as a Service solution. With these new and enhanced capabilities, Equinix Metal customers can consume interconnected infrastructure with the control of physical hardware and the low overhead and developer experience of the cloud.
  Equinix continues to advance the company's sustainability agenda with meaningful progress across environmental, social and governance (ESG) initiatives:
    On January 21, Equinix announced that it has joined the European Climate Neutral Data Center Pact, committed to ensuring data centers in Europe are carbon neutral by 2030.
    On February 25, Equinix issued its inaugural green bonds in Europe to help advance the company's longstanding commitment to sustainability leadership and reducing its environmental impact.
    Equinix also recently received an A- score for its CDP Climate Change Survey, a leading environmental rating system focused on climate-related transparency and action, recognizing the company's contribution to helping advance the development of the nation's green power market, and its commitment to reach 100% clean and renewable energy across its portfolio.
  Equinix's financial strength remains a significant and strategic advantage. Today, S&P Global Ratings upgraded Equinix to BBB, highlighting industry fundamentals and the company's strong competitive position through its unique interconnection platform.

COVID-19 Update

Many of Equinix's International Business Exchange™ (IBX®) and xScale data centers have been identified as "essential businesses" or "critical infrastructure" by local governments for purposes of remaining open during the COVID-19 pandemic, and all data centers remain operational at the time of filing of this press release. Precautionary measures have been implemented during the COVID-19 pandemic to minimize the risk of operational impact and to protect the health and safety of employees, customers, partners and communities.

Looking ahead, the full impact of the COVID-19 pandemic on the company's financial condition or results of operations remains uncertain and will depend on a number of factors, including its impact on Equinix customers, partners and vendors and the impact on, and functioning of, the global financial markets. The company's past results may not be indicative of future performance, and historical trends may differ materially. Additional information pertaining to the impact of the COVID-19 pandemic on Equinix and the company's response thereto will be provided in the upcoming Form 10-Q for the quarter ended March 31, 2021.

Business Outlook

Equinix widened its quarterly revenue guidance range to take into account certain large, anticipated non-recurring revenues. For the second quarter of 2021, the Company expects revenues to range between $1.630 and $1.660 billion, an increase of 2 - 4% quarter-over-quarter, or a normalized and constant currency increase of approximately 3 - 5%. This guidance includes a $15 million negative foreign currency impact when compared to the average foreign currency ("FX") rates in Q1 2021. Adjusted EBITDA is expected to range between $769 and $789 million. Adjusted EBITDA includes an $8 million negative foreign currency impact when compared to the average FX rates in Q1 2021 and $9 million of integration costs from acquisitions. Recurring capital expenditures are expected to range between $40 and $50 million.

For the full year of 2021, total revenues are expected to range between $6.559 and $6.619 billion, a 9 - 10% increase over the previous year, or a normalized and constant currency increase of 7 - 8%. This updated guidance includes a raise of full-year revenues by $40 million due to better-than-expected operating business performance, offset by a negative foreign currency impact of $61 million when compared to the prior guidance FX rates. Adjusted EBITDA is expected to range between $3.071 and $3.131 billion, an adjusted EBITDA margin of 47%. This updated guidance includes a raise of full-year adjusted EBITDA by $33 million due to better-than-expected revenues and lower operating costs, partially offset by a negative foreign currency impact of $29 million when compared to the prior guidance FX rates, and includes an expected $30 million of integration costs related to acquisitions. AFFO is expected to range between $2.413 and $2.463 billion, an increase of 10 - 13% over the previous year, or a normalized and constant currency increase of 10 - 12%. This updated guidance includes a raise of full-year AFFO by $26 million due to strong business performance, offset by a negative foreign currency impact of $26 million when compared to the prior guidance FX rates. AFFO per share is expected to range between $26.73 and $27.28, an increase of 8 - 10% over the previous year, or a normalized and constant currency increase of 9 - 11%. Non-recurring capital expenditures, excluding xScale related costs, are expected to range between $2.125 and $2.315 billion and recurring capital expenditures are expected to range between $175 and $185 million. xScale related on-balance sheet capital expenditures are expected to range between $425 and $475 million, which we anticipate will be reimbursed from both the current and future xScale JVs.

The U.S. dollar exchange rates used for 2021 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.17 to the Euro, $1.33 to the Pound, S$1.35 to the U.S. dollar, ¥111 to the U.S. dollar, and R$5.67 to the U.S. dollar. The Q1 2021 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen and Brazilian Real is 20%, 10%, 7%, 7% and 2%, respectively.

The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, income tax expense, an income tax expense adjustment, recurring capital expenditures, other income (expense), (gains) losses on disposition of real estate property, and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q1 2021 Results Conference Call and Replay Information

Equinix will discuss its quarterly results for the period ended March 31, 2021, along with its future outlook, in its quarterly conference call on Wednesday, April 28, 2021, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call through Wednesday, July 28, 2021, by dialing 1-203-369-0926 and referencing the passcode 2021. In addition, the webcast will be available at www.equinix.com/investors (no password required).

Investor Presentation and Supplemental Financial Information

Equinix has made available on its website a presentation designed to accompany the discussion of Equinix's results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.

Additional Resources

  Equinix Investor Relations Resources

About Equinix

Equinix (Nasdaq: EQIX) is the world's digital infrastructure company, enabling digital leaders to harness a trusted platform to bring together and interconnect the foundational infrastructure that powers their success. Equinix enables today's businesses to access all the right places, partners and possibilities they need to accelerate advantage. With Equinix, they can scale with agility, speed the launch of digital services, deliver world-class experiences and multiply their value.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.

Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.

Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents income from operations excluding depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of a data center, and do not reflect its current or future cash spending levels to support its business. Its data centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of a data center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix's current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to Equinix's decision to exit leases for excess space adjacent to several of its IBX data centers, which it did not intend to build out, or its decision to reverse such restructuring charges. Equinix also excludes impairment charges related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets are not recoverable. Equinix also excludes gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes transaction costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The transaction costs relate to costs Equinix incurs in connection with business combinations and formation of joint ventures, including advisory, legal, accounting, valuation and other professional or consulting fees. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the transactions. Management believes items such as restructuring charges, impairment charges, transaction costs and gain or loss on asset sales are non-core transactions; however, these types of costs may occur in future periods.

Equinix also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), both commonly used in the REIT industry, as supplemental performance measures. Additionally, Equinix presents AFFO per share, which is also commonly used in the REIT industry. AFFO per share offers investors and industry analysts a perspective of Equinix's underlying operating performance when compared to other REIT companies. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and transaction costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment since it represents a cost that is not a good indicator of Equinix's current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period's operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX and xScale data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.

Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix's business performance. To present this information, Equinix's current and comparative prior period revenues and certain operating expenses from entities with functional currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the COVID-19 pandemic; the challenges of acquiring, operating and constructing IBX and xScale data centers and developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Recurring revenues	$1,510,933	$1,466,126	$1,361,694
Non-recurring revenues	85,131	97,989	82,848
Revenues	1,596,064	1,564,115	1,444,542
Cost of revenues	811,217	830,735	736,282
Gross profit	784,847	733,380	708,260
Operating expenses:
Sales and marketing	182,827	187,055	180,450
General and administrative	301,456	293,144	261,597
Transaction costs	1,182	24,948	11,530
(Gain) loss on asset sales	1,720	(373)	1,199
Total operating expenses	487,185	504,774	454,776
Income from operations	297,662	228,606	253,484
Interest and other income (expense):
Interest income	729	1,244	4,273
Interest expense	(89,681)	(90,912)	(107,338)
Other income (expense)	(6,950)	(2,697)	5,170
Loss on debt extinguishment	(13,058)	(44,001)	(6,441)
Total interest and other, net	(108,960)	(136,366)	(104,336)
Income before income taxes	188,702	92,240	149,148
Income tax expense	(32,628)	(41,304)	(30,191)
Net income	156,074	50,936	118,957
Net (income) loss attributable to non-controlling interests	288	58	(165)
Net income attributable to Equinix	$156,362	$50,994	$118,792
Net income per share attributable to Equinix:
Basic net income per share	$1.75	$0.57	$1.39
Diluted net income per share	$1.74	$0.57	$1.38
Shares used in computing basic net income per share	89,330	89,113	85,551
Shares used in computing diluted net income per share	89,842	89,726	86,144

EQUINIX, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net income	$156,074	$50,936	$118,957
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment ("CTA") gain (loss)	(295,146)	481,625	(413,792)
Net investment hedge CTA gain (loss)	170,175	(265,340)	144,946
Unrealized gain (loss) on cash flow hedges	29,478	(27,824)	(3,256)
Net actuarial gain on defined benefit plans	12	8	35
Total other comprehensive income (loss), net of tax	(95,481)	188,469	(272,067)
Comprehensive income (loss), net of tax	60,593	239,405	(153,110)
Net (income) loss attributable to non-controlling interests	288	58	(165)
Other comprehensive (income) loss attributable to non-controlling interests	1	(36)	11
Comprehensive income (loss) attributable to Equinix	$60,882	$239,427	$(153,264)

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$1,752,990	$1,604,869
Short-term investments	4,229	4,532
Accounts receivable, net	684,642	676,738
Other current assets	407,856	323,016
Total current assets	2,849,717	2,609,155
Property, plant and equipment, net	14,768,661	14,503,084
Operating lease right-of-use assets	1,405,835	1,475,057
Goodwill	5,387,601	5,472,553
Intangible assets, net	2,092,253	2,170,945
Other assets	812,923	776,047
Total assets	$27,316,990	$27,006,841
Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$742,300	$844,862
Accrued property, plant and equipment	351,634	301,155
Current portion of operating lease liabilities	147,164	154,207
Current portion of finance lease liabilities	149,388	137,683
Current portion of mortgage and loans payable	79,902	82,289
Current portion of senior notes	150,003	150,186
Other current liabilities	213,189	354,368
Total current liabilities	1,833,580	2,024,750
Operating lease liabilities, less current portion	1,252,566	1,308,627
Finance lease liabilities, less current portion	1,912,507	1,784,816
Mortgage and loans payable, less current portion	1,229,073	1,287,254
Senior notes, less current portion	9,685,361	9,018,277
Other liabilities	827,228	948,999
Total liabilities	16,740,315	16,372,723
Common stock	90	89
Additional paid-in capital	15,166,407	15,028,357
Treasury stock	(117,786)	(122,118)
Accumulated dividends	(5,379,693)	(5,119,274)
Accumulated other comprehensive loss	(1,008,848)	(913,368)
Retained earnings	1,916,664	1,760,302
Total Equinix stockholders' equity	10,576,834	10,633,988
Non-controlling interests	(159)	130
Total stockholders' equity	10,576,675	10,634,118
Total liabilities and stockholders' equity	$27,316,990	$27,006,841

Ending headcount by geographic region is as follows:
Americas headcount	4,699	4,599
EMEA headcount	3,447	3,405
Asia-Pacific headcount	2,061	2,009
Total headcount	10,207	10,013

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in thousands)
(unaudited)

	March 31, 2021	December 31, 2020

Finance lease liabilities	$2,061,895	$1,922,499

Term loans	1,231,388	1,288,779
Mortgage payable and other loans payable	77,587	80,764
Plus: debt discount and issuance costs, net	961	1,427
Total mortgage and loans payable principal	1,309,936	1,370,970

Senior notes	9,835,364	9,168,463
Plus: debt issuance costs	105,489	92,773
Less: debt premium	(3)	(186)
Total senior notes principal	9,940,850	9,261,050

Total debt principal outstanding	$13,312,681	$12,554,519

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020

Cash flows from operating activities:
Net income	$156,074	$50,936	$118,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	394,318	378,859	337,431
Stock-based compensation	78,350	79,361	64,499
Amortization of debt issuance costs and debt discounts and premiums	3,940	3,951	3,460
Loss on debt extinguishment	13,058	44,001	6,441
(Gain) loss on asset sales	1,720	(373)	1,199
Other items	11,182	(158)	6,856
Changes in operating assets and liabilities:
Accounts receivable	(17,620)	63,516	15,306
Income taxes, net	(10,274)	(2,448)	3,697
Accounts payable and accrued expenses	(76,362)	(10,045)	(25,681)
Operating lease right-of-use assets	40,924	39,039	38,797
Operating lease liabilities	(36,563)	(35,472)	(35,193)
Other assets and liabilities	(167,589)	74,981	(18,939)
Net cash provided by operating activities	391,158	686,148	516,830
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(18,349)	(62,099)	(38,940)
Business acquisitions, net of cash and restricted cash acquired	—	(702,024)	(478,287)
Purchases of real estate	(53,737)	(75,720)	(36,373)
Purchases of other property, plant and equipment	(563,598)	(834,330)	(400,941)
Proceeds from asset sales	—	334,397	—
Net cash used in investing activities	(635,684)	(1,339,776)	(954,541)
Cash flows from financing activities:
Proceeds from employee equity awards	40,034	—	30,391
Payment of dividend distributions	(263,039)	(237,756)	(233,479)
Proceeds from public offering of common stock, net of offering costs	—	—	101,792
Proceeds from revolving credit facility	—	—	250,000
Proceeds from senior notes, net of debt discounts	1,290,752	1,845,891	—
Repayment of finance lease liabilities	(32,584)	(40,842)	(18,977)
Repayment of mortgage and loans payable	(20,186)	(20,857)	(18,501)
Repayment of senior notes	(590,650)	(1,923,000)	(343,711)
Debt extinguishment costs	(8,521)	(29,296)	(4,619)
Debt issuance costs	(3,152)	(15,970)	—
Net cash provided by (used in) financing activities	412,654	(421,830)	(237,104)
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(22,019)	35,065	(25,287)
Net increase (decrease) in cash, cash equivalents and restricted cash	146,109	(1,040,393)	(700,102)
Cash, cash equivalents and restricted cash at beginning of period	1,625,695	2,666,088	1,886,613
Cash, cash equivalents and restricted cash at end of period	$1,771,804	$1,625,695	$1,186,511
Supplemental cash flow information:
Cash paid for taxes	$49,970	$27,385	$45,324
Cash paid for interest	$101,055	$132,034	$125,924

Free cash flow (negative free cash flow)(1)	$(226,177)	$(591,529)	$(398,771)

Adjusted free cash flow (negative adjusted free cash flow) (2)	$(172,440)	$186,215	$115,889

(1)

We define free cash flow (negative free cash flow) as net cash provided by operating activities plus net cash provided by
    (used in) investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$391,158	$686,148	$516,830
Net cash used in investing activities as presented above	(635,684)	(1,339,776)	(954,541)
Purchases, sales and maturities of investments, net	18,349	62,099	38,940
Negative free cash flow	$(226,177)	$(591,529)	$(398,771)

(2)

We define adjusted free cash flow (negative adjusted free cash flow) as free cash flow (negative free cash flow) as defined above, excluding any purchases of real estate and business acquisitions, net of cash and restricted cash acquired as presented below:

Free cash flow (negative free cash flow) as defined above	$(226,177)	$(591,529)	$(398,771)
Less business acquisitions, net of cash and restricted cash acquired	—	702,024	478,287
Less purchases of real estate	53,737	75,720	36,373
Adjusted free cash flow (negative adjusted free cash flow)	$(172,440)	$186,215	$115,889

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
(in thousands)
(unaudited)

		Three Months Ended
		March 31, 2021	December 31, 2020	March 31, 2020
	Recurring revenues	$1,510,933	$1,466,126	$1,361,694
	Non-recurring revenues	85,131	97,989	82,848
	Revenues (1)	1,596,064	1,564,115	1,444,542

	Cash cost of revenues (2)	510,810	539,667	476,541
	Cash gross profit (3)	1,085,254	1,024,448	968,001

	Cash operating expenses (4)(7):
	Cash sales and marketing expenses (5)	113,053	119,805	115,671
	Cash general and administrative expenses (6)	198,969	193,241	168,120
	Total cash operating expenses (4)(7)	312,022	313,046	283,791

	Adjusted EBITDA (8)	$773,232	$711,402	$684,210

	Cash gross margins (9)	68%	65%	67%

	Adjusted EBITDA margins(10)	48%	45%	47%

	Adjusted EBITDA flow-through rate (11)	194%	(58)%	30%

	FFO (12)	$417,263	$301,747	$343,754

	AFFO (13)(14)	$626,828	$516,965	$534,705

	Basic FFO per share (15)	$4.67	$3.39	$4.02

	Diluted FFO per share (15)	$4.64	$3.36	$3.99

	Basic AFFO per share (15)	$7.02	$5.80	$6.25

	Diluted AFFO per share (15)	$6.98	$5.76	$6.21

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$487,459	$472,227	$450,954
	Interconnection	164,887	161,334	150,929
	Managed infrastructure	38,485	36,787	25,529
	Other	2,038	5,393	5,220
	Recurring revenues	692,869	675,741	632,632
	Non-recurring revenues	33,071	36,361	29,273
	Revenues	$725,940	$712,102	$661,905

	EMEA Revenues:

	Colocation	$388,275	$369,523	$362,330
	Interconnection	61,650	58,345	48,541
	Managed infrastructure	32,111	37,883	30,137
	Other	5,046	4,561	2,466
	Recurring revenues	487,082	470,312	443,474
	Non-recurring revenues	31,635	40,995	35,435
	Revenues	$518,717	$511,307	$478,909

	Asia-Pacific Revenues:

	Colocation	$254,558	$246,864	$221,093
	Interconnection	53,182	51,065	42,671
	Managed infrastructure	22,749	22,876	21,824
	Other	493	(732)	—
	Recurring revenues	330,982	320,073	285,588
	Non-recurring revenues	20,425	20,633	18,140
	Revenues	$351,407	$340,706	$303,728

	Worldwide Revenues:

	Colocation	$1,130,292	$1,088,614	$1,034,377
	Interconnection	279,719	270,744	242,141
	Managed infrastructure	93,345	97,546	77,490
	Other	7,577	9,222	7,686
	Recurring revenues	1,510,933	1,466,126	1,361,694
	Non-recurring revenues	85,131	97,989	82,848
	Revenues	$1,596,064	$1,564,115	$1,444,542

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$811,217	$830,735	$736,282
	Depreciation, amortization and accretion expense	(291,940)	(283,029)	(250,398)
	Stock-based compensation expense	(8,467)	(8,039)	(9,343)
	Cash cost of revenues	$510,810	$539,667	$476,541

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$193,460	$217,170	$185,233
	EMEA cash cost of revenues	199,183	199,827	187,248
	Asia-Pacific cash cost of revenues	118,167	122,670	104,060
	Cash cost of revenues	$510,810	$539,667	$476,541

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Selling, general, and administrative expense	$484,283	$480,199	$442,047
	Depreciation and amortization expense	(102,378)	(95,830)	(87,033)
	Stock-based compensation expense	(69,883)	(71,323)	(71,223)
	Cash operating expense	$312,022	$313,046	$283,791

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$182,827	$187,055	$180,450
	Depreciation and amortization expense	(52,071)	(48,745)	(46,234)
	Stock-based compensation expense	(17,703)	(18,505)	(18,545)
	Cash sales and marketing expense	$113,053	$119,805	$115,671

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expense	$301,456	$293,144	$261,597
	Depreciation and amortization expense	(50,307)	(47,085)	(40,799)
	Stock-based compensation expense	(52,180)	(52,818)	(52,678)
	Cash general and administrative expense	$198,969	$193,241	$168,120

(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$187,988	$195,180	$183,059
	EMEA cash SG&A	75,971	74,205	61,503
	Asia-Pacific cash SG&A	48,063	43,661	39,229
	Cash SG&A	$312,022	$313,046	$283,791

(8)

We define adjusted EBITDA as income from operations excluding depreciation, amortization, accretion, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales as presented below:

	Income from operations	$297,662	$228,606	$253,484
	Depreciation, amortization and accretion expense	394,318	378,859	337,431
	Stock-based compensation expense	78,350	79,362	80,566
	Transaction costs	1,182	24,948	11,530
	(Gain) loss on asset sales	1,720	(373)	1,199
	Adjusted EBITDA	$773,232	$711,402	$684,210

	The geographic split of our adjusted EBITDA is presented below:

	Americas income from operations	$81,565	$22,066	$47,308
	Americas depreciation, amortization and accretion expense	202,706	195,437	171,439
	Americas stock-based compensation expense	58,262	59,956	62,689
	Americas transaction costs	239	23,634	10,978
	Americas (gain) loss on asset sales	1,720	(1,341)	1,199
	Americas adjusted EBITDA	$344,492	$299,752	$293,613

	EMEA income from operations	$119,785	$118,380	$126,004
	EMEA depreciation, amortization and accretion expense	111,213	103,067	92,740
	EMEA stock-based compensation expense	12,130	12,139	11,002
	EMEA transaction costs	435	718	412
	EMEA loss on asset sales	—	2,971	—
	EMEA adjusted EBITDA	$243,563	$237,275	$230,158

	Asia-Pacific income from operations	$96,312	$88,160	$80,172
	Asia-Pacific depreciation, amortization and accretion expense	80,399	80,355	73,252
	Asia-Pacific stock-based compensation expense	7,958	7,267	6,875
	Asia-Pacific transaction costs	508	596	140
	Asia-Pacific gain on asset sales	—	(2,003)	—
	Asia-Pacific adjusted EBITDA	$185,177	$174,375	$160,439

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	Americas cash gross margins	73%	70%	72%
	EMEA cash gross margins	62%	61%	61%
	Asia-Pacific cash gross margins	66%	64%	66%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	47%	42%	44%
	EMEA adjusted EBITDA margins	47%	46%	48%
	Asia-Pacific adjusted EBITDA margins	53%	51%	53%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$773,232	$711,402	$684,210
	Less adjusted EBITDA - prior period	(711,402)	(737,245)	(675,860)
	Adjusted EBITDA growth	$61,830	$(25,843)	$8,350

	Revenues - current period	$1,596,064	$1,564,115	$1,444,542
	Less revenues - prior period	(1,564,115)	(1,519,767)	(1,417,135)
	Revenue growth	$31,949	$44,348	$27,407

	Adjusted EBITDA flow-through rate	194%	(58)%	30%

(12)

FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

	Net income	$156,074	$50,936	$118,957
	Net (income) loss attributable to non-controlling interests	288	58	(165)
	Net income attributable to Equinix	156,362	50,994	118,792
	Adjustments:
	Real estate depreciation	256,644	247,554	221,787
	Loss on disposition of real estate property	3,130	2,494	2,506
	Adjustments for FFO from unconsolidated joint ventures	1,127	705	669
	FFO attributable to common shareholders	$417,263	$301,747	$343,754

(13)

AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, net income or loss from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items.

	FFO attributable to common shareholders	$417,263	$301,747	$343,754
	Adjustments:
	Installation revenue adjustment	3,912	3,504	(3,481)
	Straight-line rent expense adjustment	4,361	3,567	1,806
	Amortization of deferred financing costs and debt discounts and premiums	3,923	3,951	3,460
	Contract cost adjustment	(14,011)	(12,823)	(10,434)
	Stock-based compensation expense	78,350	79,362	80,566
	Non-real estate depreciation expense	84,978	79,693	65,591
	Amortization expense	53,395	50,972	48,491
	Accretion expense (adjustment)	(699)	640	1,562
	Recurring capital expenditures	(20,330)	(74,446)	(17,868)
	Loss on debt extinguishment	13,058	44,001	6,441
	Transaction costs	1,182	24,948	11,530
	Income tax expense adjustment	765	10,837	2,833
	Adjustments for AFFO from unconsolidated joint ventures	681	1,012	454
	AFFO attributable to common shareholders	$626,828	$516,965	$534,705

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$773,232	$711,402	$684,210
	Adjustments:
	Interest expense, net of interest income	(88,952)	(89,668)	(103,065)
	Amortization of deferred financing costs and debt discounts and premiums	3,923	3,951	3,460
	Income tax expense	(32,628)	(41,304)	(30,191)
	Income tax expense adjustment	765	10,837	2,833
	Straight-line rent expense adjustment	4,361	3,567	1,806
	Contract cost adjustment	(14,011)	(12,823)	(10,434)
	Installation revenue adjustment	3,912	3,504	(3,481)
	Recurring capital expenditures	(20,330)	(74,446)	(17,868)
	Other income (expense)	(6,950)	(2,697)	5,170
	Loss on disposition of real estate property	3,130	2,494	2,506
	Adjustments for unconsolidated JVs' and non-controlling interests	2,096	1,775	958
	Adjustment for gain (loss) on sale of assets	(1,720)	373	(1,199)
	AFFO attributable to common shareholders	$626,828	$516,965	$534,705

(15)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to Equinix is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share	89,330	89,113	85,551
	Effect of dilutive securities:
	Employee equity awards	512	613	593
	Shares used in computing diluted net income per share, FFO per share and AFFO per share	89,842	89,726	86,144

	Basic FFO per share	$4.67	$3.39	$4.02
	Diluted FFO per share	$4.64	$3.36	$3.99

	Basic AFFO per share	$7.02	$5.80	$6.25
	Diluted AFFO per share	$6.98	$5.76	$6.21

CONTACT: Equinix Investor Relations Contacts: Katrina Rymill, Equinix, Inc., (650) 598-6583, krymill@equinix.com; or Chip Newcom, Equinix, Inc., (650) 598-6262, cnewcom@equinix.com; or Equinix Media Contact: Michelle Lindeman, Equinix, Inc., (650) 598-6361, mlindeman@equinix.com